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Exhibit 99

Dole Food Company, Inc.
One Dole Drive
Westlake Village, CA 91362

March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        Arthur Andersen LLP ("Andersen") has audited the consolidated financial statements of Dole Food Company, Inc. and its subsidiaries (the "Company") as of December 29, 2001 and for the year then ended and has issued its report thereon dated January 30, 2002. The Company received a signed representation letter from Andersen concerning Andersen's ability to comply with professional standards. Andersen's letter represents that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,
Gil Borok Vice President, Controller and Chief Accounting Officer

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Exhibit 99